Filed Pursuant to Rule 424(b)(3)

Registration No. 333-274882

PROSPECTUS

VISION MARINE TECHNOLOGIES INC.

745,740 COMMON SHARES

This prospectus relates to the resale by the selling shareholders identified herein of up to 745,740 common shares (the “Shares”) of Vision Marine Technologies Inc. (the “Company”). The Shares being offered for resale include up to (i) 372,870 common shares, and (ii) 372,870 common shares issuable upon the exercise of warrants of the Company (the “Warrants”), that were initially issued in a private placement offering to the selling shareholders.

We are not selling any common shares and will not receive any proceeds from the sale of the Shares under this prospectus. The net proceeds received from the sale or other disposition of the Shares by the selling shareholders, if any, is unknown to us. Upon the exercise for cash of the Warrants, however, we will receive the applicable exercise price of the Warrants.

The selling shareholders may, from time to time, sell, transfer or otherwise dispose of any or all of the Shares being registered or interests in the Shares being registered on any stock exchange, market or trading facility on which our common shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices. Prices may vary from purchaser to purchaser during the period of distribution. See “Plan of Distribution.” This prospectus has not been filed in respect of, and will not qualify, any distribution of the Shares being registered in any of the provinces or territories of Canada at any time.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read the entire prospectus, including the additional information described under the heading “Incorporation of Certain Information by Reference,” and any amendments or supplements carefully before you make your investment decision.

Our common shares are traded on the Nasdaq Capital Market (“Nasdaq”) under the symbol “VMAR.” The last reported sale price of our common shares on the Nasdaq on October 4, 2023 was US$2.19 per share. You are urged to obtain current market quotations for the common shares.

We have prepared this prospectus in accordance with United States disclosure requirements. Our financial statements are prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board, as adopted by the International Accounting Standards Board (“IASB”), and thus may not be comparable to financial statements of United States companies.

The enforcement by investors of civil liabilities under United States federal securities laws may be affected adversely by the fact that the Company is incorporated and governed under the laws of the Province of Quebec, Canada, that a number of our officers and directors are residents of countries other than the United States, and a substantial portion of our assets and some of said persons are located outside the United States.

We are an “emerging growth company” as defined by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) and, as such, we have elected to comply with certain reduced public company reporting requirements for this Prospectus and future filings. Please see “Prospectus Summary—Implications of Being an Emerging Growth Company.”

No underwriter has been involved in the preparation of this prospectus nor has any underwriter performed any review of the contents of this prospectus.

Investing in our common shares involves a high degree of risk. Prospective purchasers of our common shares should carefully consider all the information in this prospectus and in the documents incorporated by reference in this prospectus. See “Risk Factors” beginning on page 6 of this prospectus.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is October 17, 2023.

You should rely only on the information contained in or incorporated by reference into this prospectus or any prospectus supplement. References to this “prospectus” include documents incorporated by reference herein. See “Incorporation of Certain Information By Reference.” The information in or incorporated by reference into this prospectus is current only as of its date. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to offer these securities.

ABOUT THIS PROSPECTUS

Neither we nor the selling shareholders have authorized anyone to provide you with additional information or information different from that contained in this prospectus filed with the SEC, in any supplement to this Prospectus filed with the SEC, in any free writing prospectus filed with the SEC, or in the documents described under the heading “Incorporation of Certain Information by Reference.” We and the selling shareholders take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. The selling shareholders are offering to sell, and seeking offers to buy, the Shares only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of the Shares. Our business, financial condition, results of operations and prospects may have changed since that date.

For investors outside the United States: Neither we nor the selling shareholders have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the Shares and the distribution of this prospectus outside the United States.

This prospectus may be supplemented from time to time by one or more prospectus supplements. Such prospectus supplement may also add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement, you must rely on the information in the prospectus supplement. You should carefully read both this prospectus and any applicable prospectus supplement together with additional information described under the heading “Where You Can Find Additional Information” before deciding to invest in any of the Shares being offered hereby.

To the extent there is a conflict between the information contained in this prospectus, on the one hand, and the information contained in any document incorporated by reference filed with the SEC before the date of this prospectus, on the other hand, you should rely on the information in this prospectus. If any statement in a document incorporated by reference is inconsistent with a statement in another document incorporated by reference having a later date, the statement in the document having the later date modifies or supersedes the earlier statement.

Our audited consolidated financial statements have been prepared in accordance with IFRS as issued by the IASB. Our fiscal year is the 12-month period ending August 31. Amounts stated herein and in the documents incorporated by reference herein are in Canadian dollars, unless otherwise indicated. All references to “$”are to Canadian dollars. All references to “US$” are to United States dollars. Certain totals, subtotals and percentages throughout this report may not reconcile due to rounding.

All references in this prospectus to “VMAR” the “Company,” “Vision Marine,” “we,” “us” and “our” refer to Vision Marine Technologies Inc. and its consolidated subsidiaries, except where the context otherwise requires.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated herein by reference contain forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those discussed in the forward-looking statements. The statements contained in, or incorporated by reference in, this prospectus that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”). Forward-looking statements are often identified by the use of words such as, but not limited to, “anticipate,” “believe,” “can,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “project,” “seek,” “should,” “strategy,” “target,” “will,” “would” and similar expressions or variations intended to identify forward-looking statements. These statements are based on the beliefs and assumptions of our management based on information currently available to management. Such forward-looking statements are subject to risks, uncertainties and other important factors that could cause actual results and the timing of certain events to differ materially from future results expressed or implied by such forward-looking statements.

Factors that could cause or contribute to such differences include, but are not limited to, (i) those included in our Annual Report on Form 20-F for the fiscal year ended August 31, 2022 (the “Annual Report”), (ii) those contained in this prospectus and in our other SEC reports described under “Risk Factors,” (iii) those described elsewhere in this prospectus, and (iv) other factors that we may publicly disclose from time to time. Furthermore, such forward-looking statements speak only as of the date made. Except as required by law, we undertake no obligation to update any forward-looking statements to reflect events or circumstances after the date of such statements.

PROSPECTUS SUMMARY

The following summary highlights selected information contained elsewhere in this prospectus and in the documents incorporated by reference in this prospectus, and does not contain all of the information that you need to consider in making your investment decision. We urge you to read this entire prospectus, including the more detailed consolidated financial statements, notes to the consolidated financial statements and other information incorporated by reference from our other filings with the SEC. Investing in our securities involves substantial risks. Therefore, carefully consider the risk factors set forth in this prospectus and in our most recent filings with the SEC including the Annual Report and reports on Form 6-K, as well as other information in this prospectus and any prospectus supplements and the documents incorporated by reference herein or therein, before purchasing our securities. Each of the risk factors could adversely affect our business, operating results and financial condition, as well as adversely affect the value of an investment in our securities.

Our Business

We are in the business of designing and manufacturing electric outboard powertrain systems and our related technology and the renting of electric boats. We believe that our electric outboard powertrain systems are significantly more efficient and powerful than those currently being offered in the market today. In particular, we have recorded powertrain efficiencies of more than 94%, well above the 54% efficiency that we recorded for our principal competitor’s product. Increases in powertrain efficiency allows for more power and range, both of which are highly desirable characteristics for consumers in the marketplace. Although our primary focus is on electric outboard powertrain technology, we will continue to design, manufacture and sell our high-performance, fully-electric boats to commercial and retail customers. According to Allied Market Research, the global electric boat market will reach US$16.60 billion in 2031, up significantly from US$5 billion in 2021, growing at a compound annual growth rate of 12.9% from 2022 to 2031.

We have developed our first fully-electric outboard powertrain system that combines an advanced battery pack, inverter, high-efficiency motor with proprietary union assembly between the transmission and the electric motor design and extensive control software. Our technologies used in this powertrain system are designed to improve the efficiency of the outboard powertrain and, as a result, increase range and performance. We believe our approach in marketing and selling our powertrain technology to boat designers and manufacturers will enable us to leverage their distribution and servicing systems with minimal capital outlay. We expect our core intellectual property contained within our outboard electric powertrain systems to form the foundation for our future growth and for such systems to represent the majority of our revenue.

We continue to manufacture hand-crafted, highly durable, low maintenance, environmentally-friendly electric recreational powerboats. In our last two fiscal years 2022 and 2021, we manufactured 58 and 49 powerboats, respectively, and we expect to manufacture approximately 60 powerboats in calendar 2023. We sell powerboats to retail customers and operators of rental fleets of powerboats through which we seek to build brand awareness. We intend to continue to build brand awareness by partnering with marina operators to offer rental fleets of electric boats. We conduct our transactions directly to customers through our website or through a network of marinas, distributors and show rooms.

In an effort to improve air quality and protect local water habitats, cities and local municipalities are beginning to ban or restrict the use of gasoline- and diesel-powered boats from local waterways, lakes and rivers. For example, Teal Lake in Michigan, USA, bans the standard use of powerboat motors fueled by gasoline or diesel. This trend is beginning to take hold in other parts of the United States, including Washington state, which has provided clear examples of the harm that gasoline products cause on local waterways, and New Hampshire, where the Department of Safety has published restrictions on the use of gasoline and diesel-powered boats across its state.

In our fiscal year 2021, we expanded our business to include rentals of electric powerboats by acquiring EB Rentals Ltd. (“EBR”), an entity that rents electric boats at the Lido Marina Village in Newport, California. In addition to generating revenues from the rental of our powerboats, EBR builds brand awareness and acts an open-water showroom for potential buyers.

Recent Developments

September 2023 Private Placement

On September 18, 2023, the Company entered into a Subscription Agreement (the “Subscription Agreement”) with the selling shareholders. Pursuant to the Subscription Agreement, the selling shareholders purchased an aggregate of 372,870 common shares and the Warrants to purchase up to an aggregate of 372,870 common shares in a private placement which closed on September 20, 2023 (the “September 2023 Private Placement”), at a combined purchase price of US$4.05, resulting in total gross proceeds of approximately US$1.51 million and net proceeds of approximately US$1.26 million after deducting placement agent commissions and other offering expenses.

In connection with the Subscription Agreement, the Company and each selling shareholder entered into a registration rights agreement, dated September 18, 2023 (each, a “Registration Rights Agreement”). Pursuant to the Registration Rights Agreement, the Company agreed to prepare and file a registration statement on Form F-3 to provide for the resale of the Shares. This prospectus is a part of the registration statement filed pursuant to that obligation. The September 2023 Private Placement was conducted pursuant to an exemption from the registration requirements of the Securities Act, under Regulation S promulgated thereunder.

Corporate Information

We were incorporated pursuant to the Business Corporations Act (Quebec) on August 29, 2012, under the name Riopel Marine Inc. On April 23, 2020, we changed our name to Vision Marine Technologies Inc. Our principal business is to manufacture and sell or rent electric boats. We have five wholly-owned subsidiaries.

Our principal executive offices are located at 730 Boulevard du Curé-Boivin, Boisbriand, Québec J7G 2A7, Canada, Telephone: 450-951-7009. We maintain a website at https://visionmarinetechnologies.com. Our website and the information contained therein or connected thereto are not incorporated into this prospectus.

Implications of Being an Emerging Growth Company

As a company with less than US$1.235 billion in revenue during our last fiscal year, we qualify as an “emerging growth company,” as defined in the JOBS Act. An emerging growth company may take advantage of specified reduced reporting and other burdens that are otherwise applicable generally to public companies. These provisions include an exemption from the auditor attestation requirement in the assessment of our internal control over financial reporting pursuant to the Sarbanes-Oxley Act of 2002 and to the extent that we no longer qualify as a foreign private issuer, (i) reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and (ii) exemptions from the requirements of holding a non-binding advisory vote on executive compensation, including golden parachute compensation.

We may take advantage of these provisions for up to five years from the initial public offering of our common shares or such earlier time that we are no longer an emerging growth company. We will cease to be an emerging growth company upon the earliest of the following:

•	the last day of the first fiscal year in which our annual revenues were at least US$1.235 billion;
•	August 31, 2026 (the last day of the fiscal year following the fifth anniversary of the initial public offering of our common shares);
•	the date on which we have issued more than US$1 billion of non-convertible debt securities over a three-year period; and
•	the last day of the fiscal year during which we meet the following conditions: (i) the worldwide market value of our common equity securities held by non-affiliates as of our most recently completed second fiscal quarter is at least US$700 million, (ii) we have been subject to U.S. public company reporting requirements for at least 12 months and (iii) we have filed at least one annual report as a U.S. public company.

Implications of Being a Foreign Private Issuer

We are also considered a “foreign private issuer” under U.S. securities laws. In our capacity as a foreign private issuer, we are exempt from certain rules under the Exchange Act, that impose certain disclosure obligations and procedural requirements for proxy solicitations under Section 14 of the Exchange Act. In addition, our officers, directors and principal shareholders are exempt from the reporting and “short-swing” profit recovery provisions of Section 16 of the Exchange Act and the rules under the Exchange Act with respect to their purchases and sales of our securities. Moreover, we are not required to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. In addition, we are not required to comply with Regulation FD, which restricts the selective disclosure of material information.

Both foreign private issuers and emerging growth companies are also exempt from certain more stringent executive compensation disclosure rules for public companies in the United States under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010. Even if we no longer qualify as an emerging growth company, so long as we remain a foreign private issuer, we will continue to be exempt from such compensation disclosures.

We may take advantage of these exemptions until such time as we are no longer a foreign private issuer. We will remain a foreign private issuer until such time that more than 50% of our outstanding voting securities are held by U.S. residents and any of the following three circumstances applies: (1) the majority of our executive officers or directors are U.S. citizens or residents; (2) more than 50% of our assets are located in the United States; or (3) our business is administered principally in the United States.

THE OFFERING

Common shares offered by the selling shareholders	745,740 Shares, including 372,870 Shares issuable upon exercise of the Warrants.

Common shares to be outstanding after this offering	11,936,319 Shares (including 372,870 Shares issuable upon exercise of the Warrants).

Use of proceeds	The selling shareholders will receive all of the net proceeds from the sale of the Shares in this offering. We will not receive any proceeds from the sale of Shares in this offering. We will, however, bear the costs incurred in connection with the registration of the Shares and, upon a cash exercise of the Warrants, we will receive the exercise price of the Warrants.

Risk factors	See “Risk Factors” beginning on page 6 and the other information included in this prospectus and incorporated by reference for a discussion of factors you should carefully consider before deciding to invest in our common shares.

Nasdaq trading symbol for the Common Shares:	“VMAR”.

The number of common shares that will be outstanding immediately after this offering is based on 11,563,449 common shares outstanding as of October 4, 2023 and assumes the full exercise of the Warrants described above. There is no guarantee that the Warrants will be exercised for Shares. The number of common shares that will be outstanding immediately after this offering does not include:

•	warrants to purchase 987,660 common shares issued and outstanding, at an exercise price of US$4.05 per common share, issued in our offerings that closed on June 16, 2023 and August 2, 2023;

•	warrants to purchase 39,506 common shares issued and outstanding, at an exercise price of US$4.455 per common share, issued to the placement agent in our offerings that closed on June 16, 2023 and August 2, 2023;

•	warrants to purchase 1,410,605 common shares issued and outstanding, at an exercise price of US$4.21 per common share, issued in our offerings that closed on January 24, 2023, February 21, 2023, and April 20, 2023;

•	warrants to purchase 50,000 common shares issued and outstanding, at a weighted average exercise price of $10.53 per common share;

•	options to purchase 1,099,539 common shares issued and outstanding, at a weighted average exercise price of $5.11 per common share; and

•	warrants to purchase 201,800 common shares issued and outstanding, at a weighted average exercise price of $16.53 per common share.

Unless otherwise stated, outstanding share information throughout this prospectus excludes the above.

RISK FACTORS

Before you make a decision to invest in our securities, you should consider carefully the risks described below, together with other information in this prospectus and the information incorporated by reference herein. If any of the following events actually occur, our business, operating results, prospects or financial condition could be materially and adversely affected. This could cause the trading price of our common shares to decline and you may lose all or part of your investment. The risks described below are not the only ones that we face. Additional risks not presently known to us or that we currently deem immaterial may also significantly impair our business operations and could result in a complete loss of your investment.

You should also carefully consider the risk factors set forth under “Risk Factors” described in our Annual Report, together with all other information contained or incorporated by reference in this prospectus and in any related free writing prospectus in connection with a specific offering, before making an investment decision.

Risks Related to the Offering and our Common Shares

Investment in our common shares is speculative and involves a high degree of risk. You may lose your entire investment.

There is no guarantee that our common shares will earn any positive return in the short term or long term. A holding of our common shares is speculative and involves a high degree of risk and should be undertaken only by holders whose financial resources are sufficient to enable them to assume such risks and who have no need for immediate liquidity in their investment. A holding of our common shares is appropriate only for holders who have the capacity to absorb a loss of some or all of their holdings.

The Company will not receive any of the proceeds from the sale of Shares in this offering, so your purchase of Shares will not directly benefit the Company.

The selling shareholders will receive all of the net proceeds from the sale of the Shares in this offering. We will not receive any proceeds from the sale of Shares in this offering, so we will not directly benefit from your purchase of Shares. We will, however, bear the costs incurred in connection with the registration of the Shares. Upon a cash exercise of the Warrants, we will receive the exercise price of the Warrants.

There is no assurance of a liquid trading market for the common shares in the future.

Purchasers of Shares in this offering may be unable to sell significant quantities of Shares into the public trading markets at all or without a significant reduction in the price of their Shares. There may not be sufficient liquidity of the common shares on any trading market. Additionally, the Company may not continue to meet the listing requirements of the Nasdaq or be able to achieve listing on any other public listing exchange. If our common shares are no longer listed on the Nasdaq, the trading price of our common shares is likely to drop and it would be more difficult for you to sell your common shares.

The market price for our common shares may be volatile and subject to wide fluctuations in response to numerous factors, many of which are beyond the Company’s control.

We have experienced and expect to continue to experience volatility and wide fluctuations in the market price of our common shares. The factors which may contribute to market price fluctuations of the common shares include the following:

•	actual or anticipated fluctuations in the Company’s quarterly results of operations;
•	recommendations by securities research analysts;
•	changes in the economic performance or market valuations of companies in the industry in which the Company operates;
•	addition or departure of the Company’s executive officers and other key personnel;

•	release or expiration of transfer restrictions on outstanding common shares;
•	sales or perceived or anticipated sales of additional common shares;
•	operating and financial performance that vary from the expectations of management, securities analysts and investors;
•	regulatory changes affecting the Company’s industry generally and its business and operations;
•	announcements of developments and other material events by the Company or its competitors;
•	fluctuations to the costs of vital production materials and services;
•	changes in global financial markets and global economies and general market conditions, such as interest rates and price volatility;
•	significant acquisitions or business combinations, strategic partnerships, joint ventures or capital commitments by or involving the Company or its competitors;
•	operating and share price performance of other companies that investors deem comparable to the Company, or from a lack of market comparable companies; and
•	news reports relating to trends, concerns, technological or competitive developments, regulatory changes and other related issues in the Company’s industry or target markets.

The Company may be unable to procure sufficient capital to fund its operations.

Should the Company’s costs and expenses prove to be greater than currently anticipated, or should the Company change its current business plan in a manner that will increase or accelerate its anticipated costs and expenses, the depletion of its working capital would be accelerated. To the extent it becomes necessary to raise additional cash in the future as its current cash and working capital resources are depleted, the Company will seek to raise it through the public or private sale of assets, debt or equity securities, the procurement of advances on contracts, debt financing or short-term loans, or a combination of the foregoing. The Company may also seek to satisfy indebtedness without any cash outlay through the private issuance of debt or equity securities. The Company may not be able to secure the additional cash or working capital it may require to continue its operations. Failure by the Company to obtain additional cash or working capital on acceptable terms, on a timely basis and in sufficient amounts to fund its operations, or to make other satisfactory arrangements, may cause the Company to delay or indefinitely postpone certain of its activities, including potential acquisitions, or to reduce or delay capital expenditures, or cause the Company to sell material assets, seek additional capital (if available) or seek compromise arrangements with its creditors. The foregoing could materially and adversely impact the business, operations, financial condition and results of operations of the Company.

Your ownership interest will be diluted and our share price could decline when we issue additional common shares.

We expect to issue from time to time in the future additional common shares or securities convertible into, or exercisable or exchangeable for, common shares in connection with possible financings, acquisitions, equity incentives for employees or otherwise. Any such issuance could result in substantial dilution to existing shareholders and cause the trading price of the common shares to decline.

We have never paid cash dividends and investors should not expect us to do so in the foreseeable future.

The Company has never declared or paid cash dividends on the common shares. We intend to retain future earnings, if any, to finance the operation, development, and expansion of our business. We do not anticipate paying cash dividends on the common shares in the foreseeable future. Payment of future cash dividends, if any, will be at the discretion of the board of directors of the Company and will depend on our financial condition, results of operations, capital requirements, business prospects, any contractual restrictions and other factors that the board of directors considers relevant.

If securities or industry analysts do not publish research or publish inaccurate or unfavorable research about our business, our share price and trading volume could decline.

The trading market for the common shares will depend in part on the research and reports that securities or industry analysts publish about us or our business, which research and reports are not and would not be subject to our control. We currently receive research coverage by securities analysts, but industry analysts that currently cover us may cease to do so. If industry analysts cease coverage of our company, the trading price for the common shares could be materially and adversely impacted. In the event we obtain securities analyst coverage, if one or more of the analysts who cover us downgrade our common shares or publish inaccurate or unfavorable research about our business, our share price may be materially and adversely impacted. If one or more of these analysts cease coverage of our company or fail to publish reports on us regularly, demand for our shares could decrease, which might cause our share price and trading volume to decline.

A decline in the price of our common shares could affect our ability to raise any required working capital and adversely impact our operations.

A decline in the price of our common shares could result in a reduction in the liquidity of our common shares and a reduction in our ability to raise any required capital for our operations. We intend to fund the Company in the future primarily through the sale of equity securities, and our continued operations. A reduction in our ability to raise equity capital in the future may have a material adverse effect upon our business plan and operations. If our share price declines, we may not be able to raise additional capital or generate funds from operations sufficient to meet our obligations.

USE OF PROCEEDS

The proceeds from the sale or other disposition of the Shares covered by this prospectus are solely for the account of the selling shareholders. Accordingly, we will not receive any proceeds from the sale or other disposition of such Shares, and the net proceeds received from the sale or other disposition of such Shares by the selling shareholders, if any, is unknown. We will, however, bear the costs incurred in connection with the registration of the Shares and, upon the cash exercise of the Warrants, we will receive the exercise price of the Warrants. If all of the Warrants sold in the September 2023 Private Placement were to be exercised for cash at the current exercise price of US$4.05 per Share, we would receive additional gross proceeds of approximately US$1.51 million. We cannot predict when or if the Warrants will be exercised. It is possible that the Warrants may expire and may never be exercised.

CAPITALIZATION AND INDEBTEDNESS

The following table sets forth our capitalization and indebtedness as of May 31, 2023. This table should be read in conjunction with our interim consolidated financial statements for the period ended May 31, 2023, which are incorporated by reference into this prospectus.

As of May 31, 2023
Cash and Cash Equivalents	$1,536,064
Credit Facility	235,000
Current portion of long-term debt	293,980
Long-term Debt	96,714
Shareholders’ Equity/(deficiency)
Capital Stock	46,851,134
Contributed Surplus	11,600,738
Accumulated other comprehensive income	1,093,086
Deficit	(47,254,491)
Total Shareholders’ Equity	12,290,467
Total Capitalization and Indebtedness	$12,916,161

Except with respect to our offerings that closed on June 16, 2023 and August 2, 2023, and the September 2023 Private Placement, there have been no material changes in our share capital and loans and borrowings, on a consolidated basis, since the date of our interim consolidated financial statements for the period ended May 31, 2023, which are incorporated by reference into this prospectus.

DESCRIPTION OF SHARE CAPITAL

The authorized share capital of the Company is comprised of two (2) classes of shares, being an unlimited number of common shares without par value, issuable in four series, of which an unlimited number are designated as Voting Common Shares - Series Founder, an unlimited number are designated as Voting Common Shares - Series Investor 1, an unlimited number are designated as Voting Common Shares - Series Investor 2 and an unlimited number are designated as Non-Voting Common Shares, and we are also authorized to issue an unlimited number of preferred shares without par value, in one (1) or more series, each series to consist of such number of shares as may before issuance thereof be determined by the directors.

As of October 4, 2023, there were a total of (i) 11,563,449 Voting Common Shares issued and outstanding, (ii) options to purchase 1,099,539 Voting Common Shares issued and outstanding, and (iii) warrants to purchase 2,689,571 Voting Common Shares issued and outstanding.

Common Shares

Voting Rights

Our Voting Common Shares, subject to the Business Corporations Act (Quebec), are entitled to vote at every shareholders’ meeting and receive a notice of meeting; each shareholder has one vote per share during the meeting.

Our Non-Voting Common Shares, subject to the Business Corporations Act (Quebec), do not carry the right to vote at shareholder meetings or to receive notice of such meetings.

Dividends

Our Voting Common Shares and our Non-Voting Common Shares, subject to the Business Corporations Act (Quebec), carry the right to receive a dividend.

Liquidation and Dissolution

In the event of the Company’s voluntary or involuntary liquidation or dissolution, or any other distribution of the Company’s assets among its shareholders for the purposes of winding up its affairs, the holders of Voting Common Shares and Non-Voting Common Shares shall be entitled to receive, share for share, the remainder of the assets of the Company, with neither preference nor distinction.

The foregoing description of the terms of our common shares does not purport to be complete and is subject to and qualified in its entirety by reference to the articles of incorporation, as amended of the Company.

Nasdaq Capital Market Listing

Our common shares are listed on the Nasdaq Capital Market under the trading symbol “VMAR”.

Warrants

In the September 2023 Private Placement, Warrants to purchase up to an aggregate of 372,870 Shares were issued. The Warrants have an exercise price of US$4.05 per Share, are exercisable any time after March 20, 2023 and will expire on September 21, 2026.

DIVIDEND POLICY

To date, we have not paid any dividends on our outstanding common shares. The future payment of dividends will depend upon our financial requirements to fund further growth, our financial condition and other factors which our board of directors may consider in the circumstances. We do not contemplate paying any dividends in the immediate or foreseeable futures.

DILUTION

Purchasers of the Shares being offered pursuant to this prospectus may suffer immediate and substantial dilution in the net tangible book value per common share. Dilution in net tangible book value per share represents the difference between the amount per Share paid by purchasers and the net tangible book value per common share immediately after a purchase. The amount of dilution experienced by each purchaser of Shares under this prospectus will vary, because the selling shareholders who offer and sell Shares covered by this prospectus may do so at various times, at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions. Accordingly, the amount paid per Share by each purchaser and the net tangible book value per share at the time of purchase cannot be determined at this time. Therefore, we have not included in this prospectus information about the dilution (if any) to the public arising from these sales. See Risk Factors – “Your ownership interest will be diluted and our stock price could decline when we issue additional common shares.”

PLAN OF DISTRIBUTION

We are registering the Shares previously issued in the September 2023 Private Placement that closed on September 20, 2023 and the Shares issuable upon exercise of the Warrants in the September 2023 Private Placement to permit the resale of the Shares by the selling shareholders from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling shareholders of the Shares. Upon the cash exercise of the Warrants, however, we will receive the exercise price of the Warrants. We will bear all fees and expenses incident to our obligation to register the Shares, except for any applicable underwriting fees, discounts, selling commissions and stock transfer taxes.

Each selling shareholder and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their Shares covered hereby on the Nasdaq or any other stock exchange, market or trading facility on which the common shares are traded or in private transactions, in all cases, in compliance with applicable laws. These sales may be at fixed or negotiated prices. A selling shareholder may use any one or more of the following methods when selling Shares, in any case, in compliance with applicable laws:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•	block trades in which the broker-dealer will attempt to sell the Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•	an exchange distribution in accordance with the rules of the applicable exchange;
•	privately negotiated transactions;
•	settlement of short sales;
•	in transactions through broker-dealers that agree with the selling shareholders to sell a specified number of such Shares at a stipulated price per security;
•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
•	a combination of any such methods of sale; or
•	any other method permitted pursuant to applicable law.

The selling shareholders may also sell Shares under Rule 144 or any other exemption from registration under the Securities Act, if available, rather than under this prospectus, and in any event, in compliance with applicable laws.

Broker-dealers engaged by the selling shareholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling shareholders (or, if any broker-dealer acts as agent for the purchaser of Shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with applicable laws including FINRA Rule 2121; and in the case of a principal transaction a markup or markdown in compliance with FINRA Rule 2121.

In connection with the sale of the Shares or interests therein, the selling shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common shares in the course of hedging the positions they assume. The selling shareholders may also sell common shares short and deliver these Shares to close out their short positions, or loan or pledge the Shares to broker-dealers that in turn may sell these Shares. The selling shareholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of Shares offered by this prospectus, which Shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling shareholders and any broker-dealers or agents that are involved in selling the Shares offered hereby may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each selling shareholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the Shares.

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the Shares. The Company has agreed to indemnify the selling shareholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the Shares may be resold by the selling shareholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for the Company to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect, or (ii) all of the Shares have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The Shares will be sold only through registered or licensed brokers or dealers if required under applicable securities laws, including applicable state securities laws. In addition, in certain states, the Shares covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the Shares may not simultaneously engage in market making activities with respect to the common shares for the applicable restricted period, as defined in Regulation M under the Exchange Act, prior to the commencement of the distribution. In addition, the selling shareholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the common shares by the selling shareholders or any other person. We will make copies of this prospectus available to the selling shareholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

Once sold under the registration statement of which this prospectus forms a part, the Shares will generally be freely tradable in the United States in the hands of persons other than our affiliates.

SELLING SHAREHOLDERS

The Shares being offered by the selling shareholders are those previously issued to the selling shareholders in the September 2023 Private Placement that closed on September 20, 2023, and those issuable to the selling shareholders, upon exercise of the Warrants issued in the September 2023 Private Placement. For additional information regarding the issuances of those Shares and Warrants, see “Recent Developments – September 2023 Private Placement” above. We are registering the Shares in order to permit the selling shareholders to offer such Shares for resale from time to time. Except for the ownership of the Shares and the Warrants, the selling shareholders have not had any material relationship with us within the past three years.

The table below lists the selling shareholders and other information regarding the beneficial ownership of the common shares by each of the selling shareholders. The second column lists the number of common shares beneficially owned by each selling shareholder, based on its ownership of the Shares, as of October 4, 2023, assuming exercise of all Warrants held by the selling shareholders on that date, without regard to any limitations on exercise. The third column lists the Shares being offered by this prospectus by the selling shareholders.

In accordance with the terms of the Registration Rights Agreements, this prospectus generally covers the resale of the (i) sum of the number of Shares issued to the selling shareholders in the September 2023 Private Placement described above and (ii) the maximum number of Shares issuable upon exercise of the related Warrants, determined as if the outstanding Warrants were exercised in full as of the trading day immediately preceding the date the registration statement of which this prospectus forms a part was initially filed with the SEC, each as of the trading day immediately preceding the applicable date of determination and all subject to adjustment as provided in the Registration Rights Agreements, without regard to any limitations on the exercise of the Warrants. The fourth and fifth columns assume the sale of all of the Shares offered by the selling shareholders pursuant to this prospectus.

Under the terms of the Warrants issued to one of the selling shareholders, such selling shareholder may not exercise the Warrants to the extent such exercise would cause such selling shareholder, together with its affiliates and attribution parties, to beneficially own a number of common shares which would exceed, at the direction of the selling shareholder, 4.99% or 9.99%, of our then outstanding common shares following such exercise, excluding for purposes of such determination, the Shares issuable upon exercise of such Warrants which have not been exercised. The number of common shares in the columns below do not reflect this limitation. The selling shareholders may sell all, some or none of their Shares in this offering. See "Plan of Distribution."

Name of Selling Shareholder	Number of Common Shares Beneficially Owned Prior to the Offering(1)		Percentage of Common Shares Beneficially Owned Prior to the Offering(1)			Number of Common Shares Registered for Sale Hereby(1)		Number of Common Shares Beneficially Owned After the Offering(1)	Percentage of Common Shares Beneficially Owned After the Offering(1)
National Bank Financial Inc. ITF Rochat Communications Inc. (2)	5,000	(3)	*	%	(4)	5,000	(3)	-	-
Roytor & Co., for the benefit of Fidelity True North Fund (5)	740,740	(6)	6.20%			740,740	(6)	-	-

* Less than one percent.

1)	This table is based upon information supplied by the selling shareholders, which information may not be accurate as of the date hereof. We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the selling shareholders named in the table above have sole voting and investment power with respect to all common shares that they beneficially own, subject to applicable community property laws. Applicable percentages are based on 11,563,449 common shares outstanding on October 4, 2023, adjusted as required by rules promulgated by the SEC.
2)	The securities are directly held by National Bank Financial Inc. ITF Rochat Communications Inc. (“NBF”), and may be deemed to be beneficially owned by: (i) Rochat Communications Inc (“Rochat”), as the beneficial holder of the securities; and (ii) Nicole Rochat, as the sole owner of Rochat. The address of Rochat is 401 – 110 rue Grande-Allee Ouest, Quebec City, Quebec, Canada, G1R 2G8.
3)	Includes 2,500 Shares and Warrants to purchase up to 2,500 Shares, both of which NBF purchased on behalf of Rochat in the September 2023 Private Placement. The Warrants are subject to a 9.99% beneficial ownership limitation that prohibits NBF from exercising any portion of them if, following such exercise, Rochat’s ownership of our common shares would exceed 9.99% of the total amount of our outstanding common shares.
4)	Does not take into account the application of the beneficial ownership limitation described in footnote 3.
5)	The securities are directly held by Roytor & Co., for the benefit of Fidelity True North Fund (“Roytor”), and may be deemed to be beneficially owned by: (i) Fidelity True North Fund (“Fidelity”), as the beneficial holder of the securities; and (ii) Amanda Thomas, as the Vice President and Fund Treasurer of Fidelity. The address of Fidelity is 483 Bay Street, Suite 300, Toronto, Ontario, Canada, M5G 2N7.
6)	Includes 370,370 Shares and Warrants to purchase up to 370,370 Shares held by Roytor on behalf of Fidelity that were purchased in the September 2023 Private Placement.

LEGAL MATTERS

Certain legal matters relating to this offering will be passed upon for us by Dentons Canada LLP as to matters relating to Canadian law and by Dentons US LLP as to matters relating to United States law.

EXPERTS

The consolidated financial statements of Vision Marine as of August 31, 2022 and 2021 and for the years ended August 31, 2022 and 2021 appearing in Vision Marine’s Annual Report on Form 20-F for the year ended August 31, 2022 and incorporated herein by reference, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in its report incorporated by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Vision Marine for the year ended August 31, 2020 appearing in Vision Marine’s Annual Report on Form 20-F for the year ended August 31, 2022 and incorporated herein by reference, have been so incorporated in reliance on the report of BDO Canada LLP, an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

This prospectus is part of a registration statement we filed with the SEC. This prospectus does not contain all of the information set forth in the registration statement and the exhibits to the registration statement. For further information with respect to us and the securities being offered under this prospectus, we refer you to the registration statement and the exhibits and schedules filed as a part of the registration statement. You should rely only on the information contained in this prospectus or incorporated by reference. We have not authorized anyone else to provide you with different information. The securities are not being offered in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front page of this prospectus, regardless of the time of delivery of this prospectus or any sale of the securities offered by this prospectus.

We are subject to the information requirements of the Exchange Act relating to foreign private issuers and applicable Canadian securities legislation and, in accordance therewith, file reports and other information with the SEC and securities regulatory authorities in Canada. Investors may read and download documents we have filed with the SEC’s Electronic Data Gathering and Retrieval system at www.sec.gov. The reports and information we file in Canada are available to the public free of charge on SEDAR+ at www.sedarplus.ca.

The Company makes available free of charge its annual, quarterly and current reports and other information upon request. To request such materials, please contact the Corporate Secretary at the following address or telephone number: Vision Marine Technologies Inc., 730 Boulevard du Curé-Boivin Boisbriand, Quebec J7G 2A7, Canada, Attention: Corporate Secretary; (450) 951-7009. Exhibits to the documents will not be sent, unless those exhibits have specifically been incorporated by reference in this prospectus.

The Company maintains its website at https://visionmarinetechnologies.com. The Company’s website and the information contained therein or connected thereto are not incorporated into this prospectus.

EXPENSES

The following table sets forth the expenses expected to be incurred by us in connection with the offering of securities registered under the registration statement of which this prospectus forms a part.

	Amount To Be Paid
SEC registration fee	US$	352.22
Legal fees and expenses	US$	25,000.00
Accounting fees and expenses	US$	14,800.00
Miscellaneous	US$	847.78
Total	US$	41,000.00

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information we have filed with the SEC into this prospectus This means that we can disclose important information to you by referring to another document filed separately with the SEC. The information incorporated by reference is an important part of this prospectus, and the information we file subsequently with the SEC will automatically update and supersede the information in this prospectus. The information that we incorporate by reference in this prospectus is deemed to be a part of this prospectus. This prospectus incorporates by reference the documents listed below that we have previously filed with the SEC:

(a)	The Company’s Annual Report on Form 20-F dated November 29, 2022 for the year ended August 31, 2022 filed with the SEC on November 30, 2022;

(b)	The description of the Company’s Common Shares in our registration statement on Form 8-A filed with the SEC on November 20, 2020, including any amendments or reports filed for the purpose of updating such description; and

(c)	The Current Reports on Form 6-K furnished to the SEC on September 30, 2022, December 16, 2022, January 13, 2023, January 27, 2023, February 1, 2023, February 23, 2023, March 2, 2023, March 22, 2023, March 29, 2023, April 4, 2023, April 13, 2023, April 13, 2023, April 21, 2023, June 16, 2023, July 13, 2023, August 2, 2023, August 3, 2023, September 1, 2023, September 11, 2023,and September 20, 2023.

In addition, this prospectus shall also be deemed to incorporate by reference all subsequent annual reports filed on Form 20-F, Form 40-F or Form 10-K, and all subsequent filings on Forms 10-Q and 8-K (if any) filed by us pursuant to the U.S. Exchange Act prior to the termination of the offering made by this prospectus. We may also incorporate by reference into this prospectus any Form 6-K that is submitted to the SEC after the date of the filing of the registration statement of which this prospectus forms a part and before the date of termination of this offering. Any such Form 6-K that we intend to so incorporate shall state in such form that it is being incorporated by reference into this prospectus. The documents incorporated or deemed to be incorporated herein by reference contain meaningful and material information relating to us, and you should review all information contained in this prospectus and the documents incorporated or deemed to be incorporated herein by reference.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this prospectus, to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not constitute a part of this prospectus, except as so modified or superseded. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes. The making of such a modifying or superseding statement shall not be deemed an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made.

Documents which we incorporate by reference are available from us without charge, excluding all exhibits, unless we have specifically incorporated by reference an exhibit in this prospectus. You may obtain documents incorporated by reference in this prospectus by requesting them in writing or by telephone from us at:

Vision Marine Technologies Inc.
Attention: Corporate Secretary
730 Boulevard du Curé-Boivin Boisbriand,

Québec J7G 2A7, Canada
(450)-951-7009

Statements contained in this prospectus as to the contents of any contract or other documents are not necessarily complete, and in each instance you are referred to the copy of the contract or other document filed as an exhibit to the registration statement or incorporated herein, each such statement being qualified in all respects by such reference and the exhibits and schedules thereto.

INDEMNIFICATION FOR SECURITIES ACT

LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act, may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or person controlling the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act, and will be governed by the final adjudication of such issue.

EXCHANGE CONTROLS

There are no governmental laws, decrees, regulations or other legislation, including foreign exchange controls, in Canada which may affect the export or import of capital or that may affect the remittance of dividends, interest or other payments to non-resident holders of the Company’s securities. Any remittances of dividends to United States residents, however, are subject to a withholding tax pursuant to the Income Tax Act (Canada) and the Canada-U.S. Income Tax Convention (1980), each as amended. Remittances of interest to U.S. residents entitled to the benefits of such Convention are generally not subject to withholding taxes except in limited circumstances involving participating interest payments. Certain other types of remittances, such as royalties paid to U.S. residents, may be subject to a withholding tax depending on all of the circumstances.

CERTAIN INCOME TAX CONSIDERATIONS

Material income tax consequences relating to the purchase, ownership and disposition of the common shares offered by this prospectus are summarized below. You are urged to consult your own tax advisors prior to any acquisition of our securities.

Certain Canadian Federal Income Tax Considerations

Subject to the limitations and qualifications stated herein, the following is, as of the date of this prospectus, a fair summary of certain of the principal Canadian federal income tax considerations generally applicable under the Income Tax Act (Canada) and the regulations promulgated thereunder (collectively, the “Tax Act”) to a purchaser who acquires, as beneficial owner, common shares from the selling shareholders pursuant to this prospectus and who, for purposes of the Tax Act and at all relevant times: (i) deals at arm’s length with the Company and the selling shareholders; (ii) is not affiliated with the Company or the selling shareholders, and (iii) acquires and holds the common shares as capital property. A holder who meets all of the foregoing requirements is referred to as a “Holder” in this summary, and this summary only addresses such Holders. Generally, the common shares will be considered to be capital property to a Holder provided that the Holder does not use or hold the common shares in the course of carrying on a business and such Holder has not acquired such common shares in one or more transactions considered to be an adventure or concern in the nature of trade.

This summary is applicable to a Holder who, for the purposes of the Tax Act and any applicable tax treaty or convention and at all relevant times: (i) is not resident or deemed to be resident in Canada, (ii) does not use or hold (and is not deemed to use or hold) the common shares in connection with a business carried on in Canada, and (iii) is not a “foreign affiliate”, as defined in the Tax Act, of a taxpayer resident in Canada (a “Non-Resident Holder”), and this portion of the summary only addresses such Non-Resident Holders. This part of the summary is not applicable to a Non-Resident Holder that is an insurer that carries on, or is deemed to carry on, an insurance business in Canada and elsewhere or that is an “authorized foreign bank” (as defined in the Tax Act). Such Non-Resident Holders should consult their own tax advisors.

This summary is based on the facts set out in this prospectus, the provisions of the Tax Act in force as of the date hereof, and the administrative policies and assessing practices of the Canada Revenue Agency (the “CRA”) published in writing by the CRA and publicly available prior to the date hereof. This summary takes into account all specific proposals to amend the Tax Act publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof (the “Tax Proposals”) and assumes that the Tax Proposals will be enacted in the form proposed, although no assurance can be given that the Tax Proposals will be enacted in their current form or at all. This summary does not otherwise take into account or anticipate any changes in law or in the administrative policies or assessing practices of the CRA, whether by way of judicial, legislative or governmental decision or action. This summary is not exhaustive of all possible Canadian federal income tax considerations, and does not take into account other federal or any provincial, territorial or foreign income tax legislation or considerations, which may differ materially from those described in this summary.

This summary is of a general nature only and is not, and is not intended to be, and should not be construed to be, legal or tax advice to any particular Non-Resident Holder, and no representations concerning the tax consequences to any particular Non-Resident Holder are made. The tax consequences of acquiring, holding and disposing of common shares will vary according to the Non-Resident Holder’s particular circumstances. Non-Resident Holders should consult their own tax advisors regarding the tax considerations applicable to them having regard to their particular circumstances.

In general, for purposes of the Tax Act, all amounts relating to the acquisition, holding or disposition of the common shares must be converted into Canadian dollars based on the applicable exchange rate quoted by the Bank of Canada for the relevant day or such other rate of exchange that is acceptable to the CRA.

Taxation of Dividends

Dividends paid or credited or deemed to be paid or credited by the Company to a Non-Resident Holder will generally be subject to Canadian withholding tax at the rate of 25%, subject to any reduction in the rate of such withholding to which the Non-Resident Holder is entitled under an applicable income tax treaty between Canada and the country where the Non-Resident Holder is resident. For example, under the Canada-United States Tax Convention (1980), as amended (the “Canada-U.S. Treaty”), the withholding tax rate in respect of a dividend paid to a Non-Resident Holder who is the beneficial owner of the dividend and is resident in the United States for purposes of, and entitled to full benefits under, the Canada-U.S. Treaty, is generally reduced to 15%. The Multilateral Convention to Implement Tax Treaty Related Measures to Prevent Base Erosion and Profit Shifting (the “MLI”), of which Canada is a signatory, affects many of Canada’s bilateral tax treaties, including the ability to claim benefits thereunder. The MLI does not apply to the Canada-U.S. Treaty. Non-Resident Holders are urged to consult their own tax advisors to determine their entitlement to relief under an applicable income tax treaty or convention.

Disposition of Common Shares

A Non-Resident Holder will generally not be subject to tax under the Tax Act in respect of any capital gain realized on a disposition or deemed disposition of common shares unless such shares are “taxable Canadian property” of the Non-Resident Holder at the time of disposition and the Non-Resident Holder and the capital gain is not exempt from tax in Canada under the terms of an applicable income tax treaty between Canada and the country in which the Non-Resident Holder is resident.

Provided that the common shares are listed on a designated stock exchange (which currently includes the Nasdaq), the common shares generally will not constitute taxable Canadian property of a Non-Resident Holder at the time of their disposition unless, at any time during the 60-month period immediately preceding the disposition both of the following conditions are satisfied concurrently: (i) 25% or more of the issued shares of any class or series of the capital stock of the Company were owned by any combination of (a) the Non-Resident Holder, (b) persons with whom the Non-Resident Holder did not deal at arm’s length, and (c) partnerships in which the Non-Resident Holder or a person described in (b) holds a membership interest directly or indirectly through one or more partnerships; and (ii) more than 50% of the fair market value of the common shares was derived, directly or indirectly, from one or any combination of (a) real or immoveable property situated in Canada, (b) “Canadian resource property” (as defined in the Tax Act), (c) “timber resource property” (as defined in the Tax Act), and (d) options in respect of, or interests in, or for civil law rights in, any such property, whether or not the property exists. A Non-Resident Holder’s common shares can also be deemed to be taxable Canadian property in certain circumstances set out in the Tax Act.

Non-Resident Holders whose common shares may be taxable Canadian property should consult their own tax advisors.

Certain U.S. Federal Income Tax Considerations

The following is a summary of certain U.S. federal income tax considerations generally applicable to a “U.S. Holder” of the ownership and disposition of the common shares acquired pursuant to this offering. This summary addresses only holders who acquire and hold the common shares as capital assets (generally, property held for investment purposes). This summary does not address all potentially relevant U.S. federal income tax matters, and unless otherwise specifically provided, it does not address any state, local, non-U.S, alternative minimum, unearned income “Medicare” contribution, estate or gift tax consequences of holding or disposing of common shares.

As used herein, the term “U.S. Holder” means any beneficial owner of common shares, who, for U.S. federal income tax purposes, is: (i) a citizen or individual resident of the United States; (ii) a corporation (or other entity classified as a corporation for U.S. federal tax purposes) organized in or under the laws of the United States or of any state thereof or the District of Columbia; (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source; or (iv) a trust (A) if a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (B) that has elected to be treated as a U.S. person under applicable U.S. Treasury Regulations.

If a partnership (or other entity or arrangement treated as a partnership for U.S. federal tax purposes) holds common shares, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. Partnerships (or other entities or arrangements classified as a partnership for U.S. federal tax purposes) holding common shares, and their partners and other owners, should consult their own tax advisors to determine the U.S. federal, state, local and other tax consequences that may be relevant to them.

This summary is based on the U.S. Internal Revenue Code of 1986, as amended (the “Code”), administrative pronouncements and rulings of the Internal Revenue Service (“IRS”), judicial decisions and existing and proposed U.S. Treasury Regulations, changes to any of which subsequent to the date of this prospectus may affect the tax consequences described herein, possibly on a retroactive basis. This summary is for general guidance only and does not address the consequences applicable to certain categories of shareholders subject to special treatment under the Code, including tax-exempt organizations, pass through entities, certain financial institutions, insurance companies, qualified retirement plans, individual retirement accounts or other tax deferred accounts, persons that hold common shares as part of a straddle, hedging transaction, conversion transaction, constructive sale or other arrangement involving more than one position, persons that acquired common shares in connection with the exercise of employee stock options or otherwise as compensation for services, dealers in securities or foreign currencies, traders in securities that elect to use a mark to market method of accounting, U.S. persons whose functional currency (as defined in the Code) is not the U.S. dollar, former citizens or permanent residents of the United States, or persons that own directly, indirectly or constructively 10% or more of our shares by voting power or by value.

Prospective investors should consult their own tax advisors with respect to the tax considerations relevant to them, having regard to their own particular circumstances.

The Common Shares

Distributions with respect to the Common Shares

Subject to the passive foreign investment company (“PFIC”) rules discussed below, a U.S. Holder will generally recognize, to the extent out of our current and accumulated earnings and profits (determined in accordance with U.S. federal income tax principles), dividend income on the receipt (or constructive receipt) of distributions on the common shares (including amounts withheld to pay any Canadian withholding taxes). The Company does not intend to calculate its earnings and profits in accordance with U.S. federal income tax principles. Accordingly, U.S. Holders should expect that a distribution will generally be treated as a dividend for U.S. federal income tax purposes.

The amount of any dividend paid to a U.S. Holder in Canadian dollars (including amounts withheld to pay Canadian withholding taxes) will be includible in income in a U.S. dollar value amount by reference to the exchange rate between the U.S. dollar and the Canadian dollar in effect on the date of receipt of such dividend by the U.S. Holder, regardless of whether the Canadian dollars so received are in fact converted into U.S. dollars. A U.S. Holder will have a tax basis in the Canadian dollars equal to their U.S. dollar value on the date of receipt. If the Canadian dollars received are converted into U.S. dollars on the date of receipt, the U.S. Holder should generally not be required to recognize foreign currency gain or loss in respect of the dividend. If the Canadian dollars received are not converted into U.S. dollars on the date of receipt, a U.S. Holder may recognize foreign currency gain or loss on a subsequent conversion or other disposition of the Canadian dollars. Such gain or loss will generally be treated as U.S. source ordinary income or loss.

The Company believes that it is a “qualified foreign corporation” and, therefore, distributions treated as dividends and received by certain non-corporate U.S. Holders will be taxed at preferential rates, provided applicable holding period and certain other requirements are satisfied, including that it is not treated as a PFIC for the year of the distribution or for the prior taxable year. Any amount of such distributions treated as dividends will generally not be eligible for the “dividends received” deduction ordinarily available to certain U.S. corporate shareholders.

Distributions on common shares that are treated as dividends will generally constitute income from sources outside the United States and will generally be categorized for U.S. foreign tax credit purposes as “passive category income.” A U.S. Holder may be eligible to elect to claim a U.S. foreign tax credit against its U.S. federal income tax liability, subject to applicable limitations and holding period requirements, for Canadian tax withheld, if any, from distributions received in respect of common shares. A U.S. Holder that does not elect to claim a U.S. foreign tax credit may instead claim a deduction for Canadian tax withheld, but only for a taxable year in which the U.S. Holder elects to do so with respect to all non-U.S. income taxes paid or accrued in such taxable year. The rules relating to U.S. foreign tax credits are complex, and each U.S. Holder should consult its own tax advisor regarding the application of such rules.

Sale, Exchange or Other Taxable Disposition of the Common Shares

Subject to the PFIC rules discussed below, upon a sale, exchange or other taxable disposition of a common share, a U.S. Holder will generally recognize a capital gain or loss equal to the difference between the amount realized on such sale, exchange or other taxable disposition (or, if the amount realized is denominated in Canadian dollars, its U.S. dollar equivalent, generally, for U.S. Holders that use the cash method and for electing U.S. Holders that use accrual method, determined by reference to the spot rate of exchange on the date of settlement) and the holder’s tax basis of such common share. Such gain or loss will be a long-term capital gain or loss if the common share has been held for more than one year and will be short-term capital gain or loss if the holding period is equal to or less than one year. Such gain or loss will generally be considered U.S. source gain or loss for U.S. foreign tax credit purposes. Long-term capital gains of non-corporate taxpayers are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

PFIC Rules

A foreign corporation will be considered a PFIC for any taxable year in which (i) 75% or more of its gross income is “passive income” or (ii) 50% or more of the average quarterly value of its assets produce (or are held for the production of) “passive income.” For this purpose, “passive income” generally includes interest, dividends, rents, royalties and certain gains. The Company will be treated as owning its proportionate share of the assets and earning its proportionate share of the income of any other corporation, the equity of which it owns, directly or indirectly, 25% or more (by value). We currently do not believe that we were a PFIC in the preceding taxable year nor do we anticipate that we will be a PFIC in the current taxable year or in future taxable years. However, the determination as to whether we are a PFIC for any taxable year is based on the application of complex U.S. federal income tax rules, which are subject to differing interpretations, and is not determinable until after the end of such taxable year. Further, the determination is based in part on the mix, use and value of our assets, which values may be treated as changing for U.S. federal income tax purposes as our market capitalization changes. Because of the above described uncertainties, there can be no assurance that the IRS will not challenge the determination made by us concerning our PFIC status or that we will not be a PFIC for any taxable year. If we were classified as a PFIC in any taxable year during which a U.S. Holder owns our common shares, certain adverse tax consequences could apply to such U.S. Holder. Certain elections may be available to U.S. Holders of common shares that may mitigate some of the adverse consequences resulting from our treatment as a PFIC. U.S. Holders should consult their own tax advisors regarding the application of the PFIC rules to their investments in common shares and whether to make an election or protective election.

Required Disclosure with Respect to Foreign Financial Assets

Certain U.S. Holders are required to report information relating to an interest in common shares, subject to exceptions (including an exception for common shares held in accounts maintained by certain financial institutions), by attaching a completed IRS Form 8938, Statement of Specified Foreign Financial Assets, with their tax return for each year in which they hold an interest in common shares. U.S. Holders should consult their own tax advisors regarding information reporting requirements relating to their ownership of common shares.

Information Reporting and Backup Withholding

Payments of dividends and sales proceeds that are made within the United States or through certain U.S.-related financial intermediaries generally are subject to information reporting, and may be subject to backup withholding, unless (i) the U.S. Holder is a corporation or other exempt recipient or (ii) in the case of backup withholding, the U.S. Holder provides a correct taxpayer identification number and certifies that it is not subject to backup withholding on a duly executed IRS Form W-9 or otherwise establishes an exemption. Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a U.S. Holder will be allowed as a credit against the U.S. Holder’s U.S. federal income tax liability and may entitle the U.S. Holder to a refund, provided that the required information is timely furnished to the IRS.

THE ABOVE SUMMARY IS NOT INTENDED TO CONSTITUTE A COMPLETE ANALYSIS OF ALL TAX CONSIDERATIONS APPLICABLE TO U.S. HOLDERS WITH RESPECT TO THE ACQUISITION, OWNERSHIP, AND DISPOSITION OF COMMON SHARES. U.S. HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE TAX CONSIDERATIONS APPLICABLE TO THEM IN THEIR OWN PARTICULAR CIRCUMSTANCES.

ENFORCEMENT OF CIVIL LIABILITIES

We are a corporation organized under the laws of Québec, Canada, and all of our directors and officers, as well as the Canadian independent registered chartered accountants named in the “Experts” section of this prospectus, reside outside of the United States. Service of process upon such persons may be difficult or impossible to effect within the United States. Furthermore, because a substantial portion of our assets, and substantially all the assets of our directors and officers and the Canadian experts named herein, are located outside of the United States, any judgment obtained in the United States, including a judgment based upon the civil liability provisions of United States federal securities laws, against us or any of such persons may not be collectible within the United States.

In addition, there is doubt as to the applicability of the civil liability provisions of United States federal securities law to original actions instituted in Canada. It may be difficult for an investor, or any other person or entity, to assert United States securities laws claims in original actions instituted in Canada. However, subject to certain time limitations, a foreign civil judgment, including a United States court judgment based upon the civil liability provisions of United States federal securities laws, may be enforced by a Canadian court, provided that:

•	the judgment is enforceable in the jurisdiction in which it was given;

•	the judgment was obtained after due process before a court of competent jurisdiction that recognizes and enforces similar judgments of Canadian courts, and the court had authority according to the rules of private international law currently prevailing in Canada;

•	adequate service of process was effected and the defendant had a reasonable opportunity to be heard;

•	the judgment is not contrary to the law, public policy, security or sovereignty of Canada and its enforcement is not contrary to the laws governing enforcement of judgments;

•	the judgment was not obtained by fraud and does not conflict with any other valid judgment in the same matter between the same parties;

•	the judgment is no longer appealable; and

•	an action between the same parties in the same matter is not pending in any Canadian court at the time the lawsuit is instituted in the foreign court.

Foreign judgments enforced by Canadian courts generally will be payable in Canadian dollars. A Canadian court hearing an action to recover an amount in a non-Canadian currency will render judgment for the equivalent amount in Canadian currency.

The name and address of our agent for service of process in the United States is Corporation Service Company, 251 Little Falls Road, Wilmington, DE 19808.

Vision Marine Technologies Inc.

745,740 Common Shares

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PROSPECTUS

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October 17, 2023